Exhibit 5.1

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
FIRM / AFFILIATE OFFICES
May 6, 2022	Austin Beijing Boston Brussels CenturyCity Chicago Dubai Düsseldorf Frankfurt Hamburg HongKong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

Re:	Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to (i) 300,000 shares of the Company’s 4.75% Series B Cumulative Perpetual Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”); and (ii) 13,500,000 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share, issuable upon exercise of those certain warrants (the “Warrants”) of the Company issued pursuant to that certain warrant agreement (the “Warrant Agreement”), dated as of March 8, 2022, among the Company and the holders signatory thereto (such Series B Preferred Stock and Warrant Shares, collectively, the “Securities”). The resale of the securities by certain selling securityholders is covered by a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on or about May 6, 2022.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or to the prospectus contained therein (the “Prospectus”), other than as expressly stated herein with respect to the Securities.

May 6, 2022 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters, without having independently verified such factual matters. We have examined, among other things, the following:

(a)	the Certificate of Designations of the Series B Preferred Stock;

(b)	the Warrant Agreement; and

(c)	the Amended and Restated Certificate of Incorporation of the Company and certain resolutions of the Board of Directors and the Capital Markets Committee of the Board of Directors of the Company.

We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws. In rendering the opinions below, we have assumed that the Company has complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The shares of Series B Preferred Stock have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon exercise of the Warrants and, assuming issuance of the Warrant Shares upon exercise of the Warrants on the date hereof in accordance with the terms of the Warrant Agreement, such Warrant Shares would be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP